Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated January 28, 2022, with respect to the consolidated financial statements (and financial statement Schedule II: Valuation of Qualifying Accounts) of Concentrix Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP

Cincinnati, Ohio
January 25, 2023